FILED PURSUANT TO RULE 424(b)(3)
                                                    REGISTRATION NO. 333-100345
PRICING SUPPLEMENT NO. 2
DATED NOVEMBER 20, 2002 TO
PROSPECTUS DATED OCTOBER 18, 2002
AND PROSPECTUS SUPPLEMENT DATED NOVEMBER 14, 2002

                    AMERICAN GENERAL FINANCE CORPORATION
                         MEDIUM-TERM NOTES, SERIES H
                                (FIXED RATE)
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S.$750,000,000                       Original Issue Date:  November 26, 2002
Agent's Discount or Commission:  U.S.$2,250,000	          Stated Maturity:  November 15, 2007
Net Proceeds to Issuer:  U.S.$745,650,000                 Interest Rate:  4.50%
Form:  [ x ] Book Entry	 [   ] Certificated               CUSIP No.:  02635PSA2
Specified Currency (If other than U.S. dollars):  N/A     Authorized Denominations (If other
                                                          than U.S.$1,000 and integral multiples
                                                          thereof):  N/A

The notes are being placed through or purchased by the Agents listed below:

BNP Paribas Securities Corp.         U.S.$175,000,000   Capacity:  [ x ] Agent 	[   ] Principal
Morgan Stanley & Co. Incorporated    U.S.$175,000,000   Capacity:  [ x ] Agent 	[   ] Principal
Salomon Smith Barney Inc.            U.S.$175,000,000   Capacity:  [ x ] Agent 	[   ] Principal
Barclays Capital Inc.                U.S.$ 37,500,000   Capacity:  [ x ] Agent 	[   ] Principal
Deutsche Bank Securities Inc.        U.S.$ 37,500,000	Capacity:  [ x ] Agent 	[   ] Principal
Fleet Securities, Inc.               U.S.$ 37,500,000   Capacity:  [ x ] Agent 	[   ] Principal
UBS Warburg LLC                      U.S.$ 37,500,000   Capacity:  [ x ] Agent 	[   ] Principal
Wachovia Securities, Inc.            U.S.$ 37,500,000   Capacity:  [ x ] Agent 	[   ] Principal
HSBC Securities (USA) Inc.           U.S.$ 18,750,000   Capacity:  [ x ] Agent 	[   ] Principal
RBC Dominion Securities Corporation  U.S.$ 18,750,000   Capacity:  [ x ] Agent 	[   ] Principal

If as Agent:  The notes are being offered at a fixed initial public offering price of 99.720% of principal amount.

If as Principal :
     [  ]     The notes are being offered at varying prices related
              to prevailing market prices at the time of resale.
     [  ]     The notes are being offered at a fixed initial public
              offering price of ____% of principal amount.

Interest Payment Date(s):  May 15 and November 15, commencing May 15, 2003

Redemption Provisions:
     [ x ]   The notes cannot be redeemed prior to the Stated Maturity.
     [   ]   The notes may be redeemed prior to the Stated Maturity.
             Initial Redemption Date:
             Initial Redemption Percentage:  ___%
             Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
     [ x ]   The notes cannot be repaid prior to the Stated Maturity.
     [   ]   The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
             Optional Repayment Date(s):

Other Provisions:   None.

We may create and issue additional notes with the same terms as the notes offered hereby so that the additional notes will form a single series with the notes offered hereby.

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Barclays Capital,
BNP PARIBAS, Deutsche Bank Securities, Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $1,150,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of offers to purchase notes described in the accompanying prospectus supplement.

On November 20, 2002, we sold $75,000,000 aggregate principal amount of debt securities described in the prospectus dated October 18, 2002 and a prospectus supplement dated November 15, 2002 which do not represent Medium-Term Notes, Series H described in the accompanying prospectus supplement. As a result of such sale, the aggregate principal amount of Medium-Term Notes, Series H described in the accompanying prospectus supplement that we may offer and sell has been reduced to $5,675,000,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.